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                                                                    Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CIBER, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320-3, 33-87978, 33-88046, 33-88048, 33-88050, 333-15091,
333-25543, 333-25545, 333-59015 and 333-61287) and Form S-4 (Nos. 333-31905 and
333-69031) of CIBER, Inc. of our report dated February 4, 2000, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1999, and December 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, and the six-month period ended December 31, 1999, which report appears in the December 31, 1999 Transition Report on Form 10-KT of CIBER, Inc.




                                                     KPMG LLP


Denver, Colorado
February 28, 2000